Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lifeloc Technologies, Inc.

We consent to the inclusion of our report dated May 27, 2010 related to the financial statements as of and for the years ended December 31, 2009 and 2008 in the Registration Statement on Form S-1 of Lifeloc Technologies, Inc., relating to the registration of warrants to purchase 2,422,416 shares of common stock and the shares issuable upon the exercise thereof.

/s/ Eide Bailly LLP

Greenwood Village, Colorado
June 16, 2010